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                                                                       EXHIBIT 4


                           DEFERRED COMPENSATION PLAN
                         FOR NON-EMPLOYEE TRUST MANAGERS

         American Industrial Properties REIT (the "Trust") desires to establish a Deferred Compensation Plan (the "Plan") for Non-Employee Trust Managers (the "Eligible Trust Manager") to assist it in attracting and retaining persons of competence and stature to serve as outside Trust Managers by enabling them to defer receipt of the fees payable to them by the Trust for their services as Trust Managers.

         Therefore, the Trust hereby adopts the Plan as hereinafter set forth:

         1. Effective Date. The Plan shall apply to all elections to defer compensation made after its adoption and shall apply to all Eligible Trust Managers' fees payable with respect to periods commencing with the Trust's fiscal quarter which begins October 1, 1998.

         2. Participation. Each Eligible Trust Manager of the Trust (a) who is duly elected or appointed to the Trust's Board of Trust Managers and (b) who receives fees for services as a Trust Manager, may elect to defer receipt of fees otherwise payable to him or her, as provided for in the Plan. Each such Eligible Trust Manager who elects to defer fees shall be referred to as a "Participant" in the Plan.

         3. Administration. The Board of Trust Managers appoints Marc A. Simpson and Charles W. Wolcott, each of whom is not eligible to become a Participant, to act as the Administrator of the Plan (the "Administrators"). The Administrators shall serve at the pleasure of the Board of Trust Managers and shall administer, construe and interpret the Plan. The Administrators shall not be liable for any omission or act omitted or done, or determination made in good faith. The Board of Trust Managers shall have the power to designate additional or replacement Administrators at its discretion.

         4. Deferrals. (a) Deferral Election. Any Eligible Trust Manager may file with the Administrators of the Plan, prior to January 1 of each year (except for the first year of the existence of the Plan, for which filing must be made by the 5th day after the actual adoption of the Plan) an election in writing to participate in the Plan for that year or for that year and succeeding years. Each Eligible Trust Manager who first becomes eligible to participate after the date of the adoption of this Plan may make an election for the portion of the year in which he or she first became eligible with respect to any unearned fees for services yet to be rendered after the date of such election. When a deferral election is filed, no fees will be paid for services so designated for that year (or portion thereof) or, if the election so provides, for that year and for succeeding years. If an election has been filed to participate in the Plan for succeeding years and a Participant wishes to discontinue deferral, an election to terminate participation in the Plan for any year must be filed prior to January 1 of the year in which such termination is to take effect.

         (b) Accounting. The Trust shall maintain appropriate records which shall list and reflect each entry debited or credited to each Participant's Plan account ("Deferral Accounts"). The Trust shall credit to each Participant's Deferral Account an amount equivalent


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                                                                       EXHIBIT 4


to a number of hypothetical Common Shares of the Trust ("Common Shares") as if the fees that would have been paid to him or her, if he or she had not elected to participate in the Plan, were used to purchase the Common Shares. The valuation of such Common Shares shall be determined as provided in this Section 4(c) below. The credit shall be made on the date on which the fee would have been paid absent a deferral election. No monetary funds or actual Common Shares shall be segregated into the Deferral Account of Participants and such Deferral Accounts shall represent only a general unsecured obligation of the Trust to make distributions in the future as provided in the Plan.

         (c) Valuation. Until such time that the first distribution is made to a Participant, the amounts credited to a Deferral Account of such Participant shall be increased or decreased as measured by the market value of the Common Shares. Each amount credited to a Deferral Account shall be assigned a number of "Share Units" (including fractions of a Common Share) determined by dividing the amount credited to the Deferral Account, whether in lieu of payment of fees for service as a Trust Manager or as a dividend or other distribution attributable to such Share Units, by the fair market value of a share of the Trust's Common Shares on the date of credit. Fair market value shall be the mean between the high and low selling price of a share of the Trust's Common Shares on the New York Stock Exchange on the applicable date or, if no sales occurred on such date, on the most recent earlier date on which sales occurred. Each Share Unit shall have the value of a Common Share of the Trust. The number of Share Units shall be adjusted to reflect share splits, share dividends or other capital adjustments effected without receipt of consideration by the Trust.

         5. Distribution.

         (a) Election. A Participant shall elect in writing, at the time he or she makes each deferral election under subparagraph 4(a), the year in which distribution of the credits to his or her Deferral Account to which the deferral election relates shall commence ("Distribution Commencement Date"), and whether distribution will be made in a lump sum or in installments, as permitted in the second succeeding sentence of this Section 5(a).

         (b) Limitation. In no event shall a Participant be allowed to elect a Distribution Commencement Date that may commence any earlier than the January 1 following the year in which the Participant attains age 55, and any later than the January 1 following the year in which the Participant attains age 72.

         (c) Cash Value. On the Distribution Commencement Date the number of Share Units shall be converted to a cash amount equal to the fair market value of the total of the number of Share Units reflected in a Participant's Deferral Account on such date. Beginning on the Distribution Commencement Date, the relevant Deferral Account shall not be credited with any additional Share Units.

         (d) Interest. Beginning with the Distribution Commencement Date and immediately prior to the first distribution to a


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                                                                       EXHIBIT 4


Participant and continuing thereafter, amounts credited to the Deferral Account of such Participant shall be credited with interest, computed quarterly, calculated at a rate per annum for each fiscal quarter of the Trust equal to the prime rate of interest published in The Wall Street Journal on the first business day of that quarter. Payment may be made in one lump sum, or in five or ten equal annual installments of the Deferral Account balance allocated to such installment payments determined as of the December 31 immediately preceding commencement of distribution, with each payment accompanied by an interest credited during the period preceding payment of the installment.

         (e) Timing and Form of Distribution. The time of and method of distribution of benefits may vary with each separate election, but each election shall be irrevocable. The Deferral Accounts shall not represent rights to acquire the Trust's Common Shares.
All distributions under the Plan shall only be made in cash.

         6. Death or Disability. (a) If a Participant's service is terminated by reason of death or disability prior to the distribution of any portion of his or her benefits, the Distribution Commencement Date as to such Participant shall be a date that falls within 90 days of the date of service termination, as determined by the Plan Administrators. Any distribution under the Plan in such event shall be made to the Participant (or to the beneficiary or beneficiaries in the event of death). Distribution shall be made in accordance with the method of distribution elected by the Participant pursuant to paragraph 3 hereof. If a Participant's death or disability occurs after distribution of benefits hereunder has begun, the Trust shall continue to make distributions to the Participant (or to the beneficiary or beneficiaries in the event of death) in accordance with the methods of distribution elected by the Participant pursuant to paragraph 5 hereof.

         (b) Each Participant may designate one or more beneficiaries to receive distributions in the event of Participant's death by filing with the Trust a beneficiary designation on a form provided. The designated beneficiary or beneficiaries may be changed by a Participant at any time prior to his or her death by the delivery to the Trust of a new beneficiary designation form. If no beneficiary shall have been designated, or if no designated beneficiary shall survive the Participant, distributions pursuant to this provision shall be made to the Participant's estate.

         7. Assignment and Alienation of Benefits. To the extent permitted by law, the right of any Participant to any account, benefit or payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant, and no account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

         8. Amendment or Termination. The Board of Trust Managers of the Trust may terminate this Plan at any time or amend it at any time and from time to time. No amendment or termination of this Plan shall affect the rights of a Participant accrued prior thereto.


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                                                                       EXHIBIT 4


         9. Taxes. The Trust shall not be responsible for the tax consequences under federal, state or local law of any election made by any Participant under the Plan. All payments under the Plan shall be subject to withholding and reporting requirements to the extent permitted by applicable law.

         10. Applicable Law. This Plan shall be interpreted under the laws of the State of Texas.

         11. Taxability. The Plan is designed to allow the Participants to defer recognition of compensation as taxable income until Distribution Commencement Date. Accordingly, the provisions of the Plan shall be construed in keeping with this goal.

         IN WITNESS WHEREOF, the Trust has caused this Plan to be adopted, and executed by its President, this 21st day of December, 1998.


                                        AMERICAN INDUSTRIAL PROPERTIES REIT


                                        /s/ Charles W. Wolcott
                                        ----------------------------------------
                                        Charles W. Wolcott, President


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                                                                       EXHIBIT 4


                              ELECTION OF DEFERRAL


To:      Administrators
         Deferred Compensation Plan for Non-Employee Trust Managers American Industrial Properties REIT
         6210 N. Beltline Road
         Suite 170
         Irving, Texas 75063

         I, _______________________________, a Trust Manager of American
Industrial Properties REIT, hereby elect to participate in the Deferred Compensation Plan for Non-Employee Trust Managers for the fiscal year ending December 31, 199__ and all succeeding years.

         I elect to have distributions made commencing on January 1, ______, and payments should be made in _____ one lump sum, ____ five equal annual installments or ___ ten equal annual installments (Mark an "X" next to the choice).

         I designate the following as my beneficiary:
_______________________________________.


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                                                     (Signature)


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